Exhibit 99.1

September 24, 2026

RAVE Restaurant Group, Inc. Reports Fourth Quarter and Fiscal Year End 2026 Financial Results

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the fourth quarter and fiscal year ended June 28, 2026.

Fourth Quarter Highlights:

•    The Company recorded net income of $0.8 million for the fourth quarter of fiscal 2026, a 6.2% decrease from the same period of the prior year.

•     Income before taxes decreased by 7.3% to $1.1 million for the fourth quarter of fiscal 2026 compared to the same period of the prior year.

•     Total revenue increased by $0.3 million to $3.4 million for the fourth quarter of fiscal 2026 compared to the same period of the prior year, a 8.8% increase.

•     Adjusted EBITDA increased by $0.1 million to $1.2 million for the fourth quarter of fiscal 2026 compared to the same period of the prior year, a 4.9% increase.

•     On a fully diluted basis, net income per share was $0.06 for the fourth quarter of fiscal 2026, the same as it was in the same period of the prior year.

•     Pizza Inn domestic comparable store retail sales decreased 2.8% in the fourth quarter of fiscal 2026 compared to the same period of the prior year. Fourth quarter prior year comparable sales increased 6.3%.

•     Pie Five domestic comparable store retail sales decreased 17.3% in the fourth quarter of fiscal 2026 compared to the same period of the prior year. Fourth quarter prior year comparable sales decreased 7.2%.

•     Cash and cash equivalents were $1.1 million on June 28, 2026.

•     Short-term investments were $12.5 million on June 28, 2026.

•     Pizza Inn domestic unit count finished the quarter at 91.

•     Pizza Inn international unit count finished the quarter at 18.

•     Pie Five domestic unit count finished the quarter at 13.

Annual Highlights:

•     Pizza Inn buffet restaurant count increased by net one restaurant marking the fifth consecutive year of buffet unit count growth.

•     Net income increased by $0.2 million to $2.9 million in fiscal 2026 compared to net income of $2.7 million for fiscal 2025.

•     Income before taxes increased by $0.3 million to $3.9 million in fiscal 2026 compared to $3.6 million in fiscal 2025.

•     Total revenue increased by $0.9 million from fiscal 2025 to a total of $12.9 million for fiscal 2026.

•     Adjusted EBITDA of $3.9 million for fiscal 2026 was a $0.3 million increase from the prior year.

•     On a fully diluted basis, the Company reported net income of $0.20 per share in fiscal 2026 compared to $0.19 per share in the prior year.

•     RAVE total domestic comparable store retail sales increased 1.3% for the year ended June 28, 2026 compared to the same period of the prior year.

•     Pizza Inn domestic comparable store retail sales increased 2.4% for the year ended June 28, 2026 compared to the same period of the prior year.

•     Pie Five domestic comparable store retail sales decreased 9.9% for the year ended June 28, 2026 compared to the same period of the prior year.

•     Cash provided by operating activities increased by $0.2 million to $3.6 million in fiscal 2026 compared to $3.4 million in fiscal 2025.

•     Cash and short-term investments increased by $3.7 million during fiscal 2026 to $13.6 million as of June 28, 2026.

“We are excited to report the fifth consecutive fiscal year of both buffet store count and same store sales growth at Pizza Inn” said Brandon Solano, Chief Executive Officer of RAVE Restaurant Group, Inc.

Solano added, “Fiscal 2027 is an important year for Pizza Inn. After five consecutive years of modest store growth, Pizza Inn is aiming for more significant growth this fiscal year. We opened one restaurant in August and have more on the way. Pizza Inn recently signed a 10-buffet development agreement with a multi-brand operator who has experience in the pizza industry but is new to Pizza Inn. The first five of those restaurants are anticipated to be opened in fiscal year 2027.”

“In addition, we are excited to once again partner this year with Dr. Pepper and the Southeastern Conference to promote our Pepp Rally pizza and give guests the chance to win tickets to the SEC championship game this fall. And we have awesome new products set to roll out with increased media support starting in December.”

Chief Financial Officer Jay Rooney added, “We are pleased with fiscal year 2026 top and bottom-line results. Pre-tax profit of $3.9 million is the highest level of pre-tax profitability Rave has seen in the past twenty-three years. Operating Income of $3.5 million represents a nearly 17% compound annual growth rate over the past five years. The team at Rave has done a fantastic job of flowing through revenue to net income.”

Recent Events. On August 31, 2026, the Company’s Chief Executive Officer, Mr. Brandon Solano, delivered email correspondence to the Chairman of the Company’s Audit Committee to formally complain about workplace harassment and discrimination by RAVE Restaurant Group’s Board of Directors related to assertions of harassment, intimidation, and threats, resulting from the Company’s failure to increase Mr. Solano’s annual base salary. The Board takes any claim of harassment or discrimination very seriously, and the Company engaged the Hagan Law Group on September 1, 2026, to conduct an investigation. Additional details are provided under Item 3. Legal Proceeding in the Company’s Annual Report on Form 10-K, filed September 24, 2026.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, severance, gain/loss on sale of assets, costs related to impairment and other lease charges, franchise default and closed store revenue/expense, and closed and non-operating store costs. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying consolidated financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve current judgments about future events and performance, including statements regarding our optimism that current positive trends will continue, our ability to continue to successfully open new restaurant locations, our belief that we are well positioned for continued profitability as well as the continued returns on our reimaging initiatives, the strength of our development pipeline, as well as future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

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About RAVE Restaurant Group, Inc.

Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] has inspired restaurant innovation and countless customer smiles with its trailblazing pizza concepts. The Company franchises, licenses and supplies Pie Five and Pizza Inn restaurants operating domestically and internationally. The Pizza Inn experience is unlike your typical buffet. Since 1958, Pizza Inn's house-made dough, house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce combined with friendly service solidified the brand to become America's favorite hometown pizza place. These, in addition to its small-town vibe, are the hallmarks of Pizza Inn restaurants. In 2011, RAVE introduced Pie Five Pizza, pioneering a fast-casual pizza brand that transformed the classic pizzeria into a concept offering personalization, sophisticated ingredients and speed. Pie Five's craft pizzas are baked fresh daily and feature house-made ingredients, creative recipes and craveable crust creations. For more information, visit www.raverg.com, and follow on Instagram @pizzainn and @piefivepizza.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
investorrelations@raverg.com
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share amounts)

	Fiscal Year Ended
	June 28, 2026	June 29, 2025	June 30, 2024
REVENUES	$12,910	$12,039	$12,150

COSTS AND EXPENSES
General and administrative expenses	5,898	5,234	5,277
Franchise expenses	3,364	3,397	3,656
Provision (recovery) for credit losses	7	(21)	69
Depreciation and amortization expense	167	182	219
Total costs and expenses	9,436	8,792	9,221
OPERATING INCOME	3,474	3,247	2,929
Interest income	391	354	153
Other income	19	19	10
INCOME BEFORE TAXES	3,884	3,620	3,092
Income tax expense	1,006	918	619
NET INCOME	$2,878	$2,702	$2,473

INCOME PER SHARE OF COMMON STOCK
Basic	$0.20	$0.19	$0.17
Diluted	$0.20	$0.19	$0.17

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	14,212	14,499	14,446
Diluted	14,304	14,561	14,630

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 28, 2026	June 29, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,123	$2,859
Short-term investments	12,487	7,024
Accounts receivable, less allowance for credit losses of $30 and $31, respectively	1,446	1,171
Notes receivable, current	37	45
Assets held for sale	33	38
Deferred contract charges, current	24	21
Prepaid expenses and other current assets	613	335
Total current assets	15,763	11,493

LONG-TERM ASSETS
Property and equipment, net	101	137
Operating lease right-of-use assets, net	177	489
Intangible assets definite-lived, net	100	182
Notes receivable, net of current portion	41	75
Deferred tax asset, net	3,103	3,995
Deferred contract charges, net of current portion	251	186
Total assets	$19,536	$16,557

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$203	$207
Accrued expenses	933	855
Operating lease liabilities, current	193	370
Deferred revenues, current	364	308
Total current liabilities	1,693	1,740

LONG-TERM LIABILITIES
Operating lease liabilities, net of current portion	12	206
Deferred revenues, net of current portion	501	457
Total liabilities	2,206	2,403

COMMITMENTS AND CONTINGENCIES (SEE NOTE H)

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 26,000,000 shares; issued 25,647,171 and 25,647,171 shares, respectively; outstanding 14,211,566 and 14,211,566 shares, respectively	256	256
Additional paid-in capital	37,814	37,516
Retained earnings	10,492	7,614
Treasury stock, at cost
Shares in treasury: 11,435,605 and 11,435,605 respectively	(31,232)	(31,232)
Total shareholders' equity	17,330	14,154

Total liabilities and shareholders' equity	$19,536	$16,557

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	June 28, 2026	June 29, 2025	June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,878	$2,702	$2,473
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of discount on short-term investment	(219)	(115)	(50)
Stock-based compensation expense	298	136	149
Depreciation and amortization	85	101	135
Amortization of operating lease right-of-use assets	313	352	410
Amortization of definite-lived intangible assets	82	81	84
Non-cash lease expense	10	24	46
Provision (recovery) for credit losses	7	(21)	69
Deferred income tax	892	761	586
Changes in operating assets and liabilities:
Accounts receivable	(282)	261	(335)
Notes receivable	42	27	(14)
Deferred contract charges	(68)	16	30
Prepaid expenses and other current assets	(278)	(168)	37
Accounts payable - trade	(4)	(152)	(143)
Accrued expenses	78	(60)	25
Operating lease liabilities	(382)	(429)	(511)
Deferred revenues	100	(121)	(146)
Cash provided by operating activities	3,552	3,395	2,845

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(14,464)	(14,117)	(10,115)
Maturities of short-term investments	9,220	12,153	5,220
Purchase of assets held for sale	(4)	(19)	-
Proceeds from sale of assets held for sale	9	14	3
Purchase of definite-lived intangible assets	-	(11)	(8)
Purchase of property and equipment	(49)	(56)	(76)
Cash used in investing activities	(5,288)	(2,036)	(4,976)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	-	(1,204)	-
Taxes paid on issuance of restricted stock units	-	(182)	(311)
Cash used in financing activities	-	(1,386)	(311)

Net decrease in cash and cash equivalents	(1,736)	(27)	(2,442)
Cash and cash equivalents, beginning of period	2,859	2,886	5,328
Cash and cash equivalents, end of period	$1,123	$2,859	$2,886

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Franchise and state income taxes, net of refunds	$117	$122	$5
Federal income taxes, net of refunds	$-	$-	$-

RAVE RESTAURANT GROUP, INC.
ADJUSTED EBITDA
(In thousands)

	Fiscal Year Ended
	June 28, 2026	June 29, 2025
Net income	$2,878	$2,702
Interest income	(391)	(354)
Income taxes	1,006	918
Depreciation and amortization	167	182
EBITDA	$3,660	$3,448
Stock-based compensation expense	298	136
Severance	14	12
Franchisee default and closed store revenue	(24)	(13)
Adjusted EBITDA	$3,948	$3,583